Exhibit 99.1

Contacts:
Peter Garcia	Jody Cain
PDL BioPharma, Inc.	LHA Investor Relations
775-832-8500	310-691-7100
Peter.Garcia@pdl.com	jcain@lhai.com

PDL BioPharma Reports 2019 Second Quarter Financial Results

INCLINE VILLAGE, Nev. (August 7, 2019) – PDL BioPharma, Inc. (“PDL” or “the Company”) (Nasdaq: PDLI) reports financial results for the three and six months ended June 30, 2019:

Second Quarter and Recent Financial Highlights

•	Generally Accepted Accounting Principles (“GAAP”) net loss attributable to PDL’s shareholders of $4.4 million or $0.04 per share.

•	Non-GAAP net income attributable to PDL’s shareholders of $12.7 million. A reconciliation of GAAP to non-GAAP financial results can be found in Table 3 at the end of this news release.

•	Cash and cash equivalents of $284.9 million as of June 30, 2019.

•	Invested $60.0 million in Evofem Biosciences, Inc. (“Evofem”) in the second quarter of 2019.

•	Investment in Evofem resulted in an unrealized gain of $45.5 million due to the significant increase in Evofem’s stock price at the end of the second quarter of 2019.

•	Repurchased 8.0 million shares of common stock in the open market during the second quarter of 2019 for $26.0 million. The $100 million share repurchase program was completed in July 2019.

“Our investment in Evofem reflects our strategic shift with a focus on applying our capital and expertise to support the successful development and commercialization of innovative therapeutics by our partner companies,” said Dominique Monnet, president and CEO of PDL. “We are transitioning away from our legacy portfolio of passive investments to build a focused portfolio of actively managed companies with exciting revenue growth potential.

“Indeed, a highlight of the second quarter is the completion of our $60 million equity investment in Evofem Biosciences,” he added. “We are committed to working with Evofem’s experienced and inspired management team to support the successful launch of its flagship product, Amphora®, with the ultimate goal of building the company into a leader in women’s health. This investment is a strong fit with our mission of creating value for shareholders and patients alike by enabling partner companies to maximize the potential of their novel therapeutics that address underserved needs. We expect to have an active role in managing this investment, as I have been appointed to the Evofem board of directors and PDL also has a board observer.

“We see significant revenue potential with Evofem’s investigational non-hormonal, on-demand contraceptive, Amphora, which addresses a considerable market opportunity,” Monnet continued. “Evofem is preparing for a U.S. commercial launch in 2020, subject to FDA product approval, and has a well-defined commercial strategy designed to maximize product adoption and a strong balance sheet to support precommercial activities.

“The disappointing non-cash writedown of the fair market value of the AcelRx royalty asset underlines the importance of shifting our business model from passive investments to actively managed assets. We are pleased with the continued performance of our operating companies, Noden and LENSAR, which are both on target with the execution of their 2019 plans. We continue to receive significant royalties from the Assertio royalty asset and have ample cash on hand to execute on our business strategy. We expect cash flow generated by our current business will be in excess of our operational needs, thereby providing additional cash to invest in our future. We continue to review numerous opportunities and consider a broad range of potential transactions to build our portfolio,” concluded Monnet.

Revenue Highlights

•	Total revenues for the second quarter of 2019 of negative $22.5 million included:

◦
Product revenue of $17.8 million, which consisted of $7.4 million of product revenue from the LENSAR® Laser System and $10.4 million from the sales of the Company’s branded prescription medicine products Tekturna® and Tekturna HCT® in the U.S. and Rasilez® and Rasilez HCT® in the rest of the world, as well as revenue generated from the sale of an authorized generic form of Tekturna in the U.S. (collectively, “the Noden Products”).

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of negative $40.4 million, primarily related to the non-cash AcelRx royalty asset fair value decrease of $60.0 million in the second quarter of 2019.

Following is a brief discussion by business segment:

Medical Devices

The Medical Devices segment consists of revenue derived from the LENSAR Laser System sales made by the Company’s subsidiary, LENSAR, Inc. (“LENSAR”) and associated costs of operating the business. LENSAR is a medical device company focused on the next generation femtosecond cataract laser technology for refractive cataract surgery.

Product revenue from the LENSAR Laser System was $7.4 million, a 26% increase from the second quarter of 2018, and a 10% increase from the first quarter of 2019. Revenue generated outside the U.S. accounted for the majority of the increases. LENSAR procedure volume for the three months ended June 30, 2019 increased by 28% from the prior-year period and 7% from the first quarter of 2019.

Pharmaceutical

The Company’s Pharmaceutical segment consists of revenue derived from the Noden Products and associated costs of operating the business.

Product revenue from the Noden Products for the three months ended June 30, 2019 was $10.4 million, compared with $25.9 million in the prior-year period. Sales in the three months ended June 30, 2019 were comprised of $2.7 million in the U.S. and $7.7 million in the rest of the world, compared with $10.4 million and $15.5 million, respectively, in the prior-year period.

◦
The decline in U.S. revenue in the three months ended June 30, 2019 is primarily due to the previously disclosed initial inventory stocking of the authorized generic launched late in the first quarter of 2019, which limited shipments of the authorized generic in the second quarter of 2019.

◦	Sales of branded Tekturna in the U.S. declined due to both the Company’s launch of an authorized generic and the launch of a third-party generic form of aliskiren late in the first quarter of 2019.

◦	Branded Tekturna and the authorized generic of Tekturna maintained a 74% U.S. market share at the end of the second quarter of 2019.

◦
Sales of Rasilez and Rasilez HCT in the rest of the world declined primarily due to the initial inventory stocking in Japan in the second quarter of 2018 and to lower sales volume of Rasilez in other territories.

Income Generating Assets

The Company’s Income Generating Assets segment consists of revenue derived from (i) royalty rights - at fair value, (ii) notes and other long-term receivables, (iii) equity investments and (iv) royalties from issued patents in the U.S. and elsewhere covering the humanization of antibodies (“Queen et al. patents”) and associated costs to manage these assets.

PDL recognized negative $40.4 million in revenue from royalty rights - change in fair value, compared with $12.8 million in the prior-year period.

◦	The decrease is primarily related to a non-cash adjustment to the AcelRx royalty asset fair value of $60.0 million.

▪
Due to the slower than expected adoption of Zalviso® (sufentanil sublingual tablet system) since it was launched in Europe by Grünenthal relative to the Company’s estimates and the increased variance noted between the Company’s forecast model and actual results in the three months ended June 30, 2019, the Company utilized a third-party expert in the second quarter of 2019 to reassess the market and expectations of the product.

–
Key findings from the third-party study included: the post-surgical PCA (Patient-Controlled Analgesia) market was smaller than previously forecasted; the price of the product was higher relative to alternative therapies; the product was not being used as a replacement for systemic opioids; and, the design of the delivery device, which is pre-filled for up to three days of treatment, restricted its use for shorter recovery time procedures. The reduction in forecasted sales had a direct impact on both the sales-based royalties and the sales-based milestones expected to be received through 2033.

◦	This decline was partially offset by higher royalty rights - change in fair value from the Assertio royalty asset.

◦	PDL received $20.1 million in net cash royalties from all of its royalty rights in the three months ended June 30, 2019 compared with $19.4 million in the three months ended June 30, 2018.

•	Total revenues for the first half of 2019 were $16.4 million, compared with $85.1 million for the first half of 2018.

Following is a brief discussion by business segment:

Medical Devices

Product revenue from the LENSAR Laser System for the six months ended June 30, 2019 increased by $3.3 million, or 30%, to $14.1 million from $10.9 million for the six months ended June 30, 2018. Revenue generated outside of the U.S. was responsible for the majority of the increase. LENSAR procedure volume for the six months ended June 30, 2019 increased by 31% from the prior-year period.

Pharmaceutical

Product revenue from the Noden Products for the six months ended June 30, 2019 was $30.4 million, a $13.8 million decrease from $44.2 million for the prior-year period. Sales in the six months ended June 30, 2019 were comprised of $14.9 million in the U.S. and $15.5 million in the rest of the world, compared with $20.9 million and $23.3 million, respectively, in the prior-year period.

◦
The decrease in sales of the Noden Products in the U.S. is due primarily to the launch and related initial inventory stocking of an authorized generic form of Tekturna in the U.S. and the launch of a third-party generic form of aliskiren late in the first quarter of 2019.

◦
The decline in sales in the rest of the world is due to initial inventory stocking in Japan in the second quarter of 2018 and lower sales volume of Rasilez in other territories, in part reflecting additional measures to maximize the product profitability.

Income Generating Assets

Revenue from royalty rights - change in fair value was negative $28.1 million for the first half of 2019, compared with $23.9 million in the prior-year period.

◦	The decrease is primarily related to a non-cash adjustment to the AcelRx royalty asset fair value of $60.0 million.

◦	PDL received $32.7 million in net cash royalties from its royalty rights in the first half of 2019.

Royalties from PDL’s licensees to the Queen et al. patents were less than $0.1 million for the first half of 2019, compared with $4.0 million for the prior-year period, reflecting the runout of the royalties on the sales of Tysabri®.

Interest revenue decreased by $1.5 million from the prior-year period due to modifications to the Company’s agreement with CareView Communications which suspended interest payments for the first half of 2019.

Operating Expense Highlights

•
Operating expenses for the three months ended June 30, 2019 were $27.4 million, a $144.3 million decrease from $171.7 million for the three months ended June 30, 2018. The decrease was primarily a result of:

◦
the $152.3 million impairment of the Noden Products intangible assets in the second quarter of 2018 due to the increased probability of a third-party generic version of aliskiren being launched in the U.S.,

◦	a $4.8 million decline in amortization expense for the Noden intangible assets as a result of the 2018 impairment recorded for these intangible assets,

◦	a $4.0 million, or 28%, decline in general and administrative expenses primarily due to lower professional fees,

◦	a $3.3 million, or 62% decline in sales and marketing expenses, reflecting the cost savings from the change in the Company’s marketing strategy for the Noden Products, and

◦	a $2.2 million decrease in cost of product revenue.

◦	The decrease was partially offset by:

◦
the $22.1 million reduction to the contingent liability in the second quarter of 2018 for future Noden products milestone payments that were less likely to be made with the increased probability of a third-party generic version of aliskiren being launched in the U.S., and

◦	increased research and development expenses of $0.2 million associated with product development in our Medical Devices segment.

•	Operating expenses for the six months ended June 30, 2019 were $55.8 million, a $150.1 million decrease from $205.9 million for the prior-year period. The decrease was primarily a result of:

◦
the net impact of the above-described impairment of the Noden Products intangible assets in the second quarter of 2018 and related reductions to the Noden Products contingent liability and amortization expense associated with those intangible assets, which, in aggregate, accounted for $139.1 million of the decrease,

◦	a $5.2 million, or 20%, decline in general and administrative expenses primarily due to lower professional fees, and

◦	a $6.1 million, or 56%, decline in sales and marketing expenses, reflecting the cost savings from the change in the Company’s marketing strategy for the Noden Products.

◦	The decrease was partially offset by:

◦	increased research and development expenses of $0.3 million associated with product development in our Medical Devices segment.

Stock Repurchase Programs

•
In November 2018, PDL began repurchasing shares of its common stock pursuant to the $100.0 million share repurchase program authorized by the Company’s board of directors in September 2018. During the second quarter of 2019, the Company repurchased 8.0 million shares for an aggregate purchase price of $26.0 million.

◦
Subsequent to the close of the second quarter of 2019, the Company repurchased 1.3 million shares of its common stock for a total of $4.1 million. These repurchases concluded this share repurchase program. Under this program, the Company repurchased a total of 31.0 million shares for $100.0 million, at an average cost of $3.22 per share.

•	Since initiating its first stock repurchase program in March 2017, the Company has repurchased a total of 53.1 million shares for $155.0 million, at an average cost of $2.92 per share.

•	As of July 30, 2019, the Company had approximately 114.2 million shares of common stock outstanding.

Other Financial Highlights

•	PDL had cash and cash equivalents of $284.9 million as of June 30, 2019, compared with cash and cash equivalents of $394.6 million as of December 31, 2018.

•
The $109.7 million reduction in cash and cash equivalents during the first six months of 2019 was primarily the result of common stock repurchases of $71.3 million and the Company’s investment in Evofem of $60.0 million, partially offset by the proceeds from royalty rights.

•
In August 2019, PDL received a royalty payment from Bausch Health in the amount of $11.3 million for royalties earned on sales of Glumetza for the month of June. This royalty payment will be recognized in the third quarter of 2019.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern time today. Slides to accompany the conference call will be available in the Investor Relations section of www.pdl.com.

To access the live conference call via phone, please dial 844-535-4071 from the U.S. and Canada or 706-679-2458 internationally. The conference ID is 9787426. A telephone replay will be available beginning approximately one hour after the call through one week following the call and can be accessed by dialing 855-859-2056 from the U.S. and Canada or 404-537-3406 internationally. The replay passcode is 9787426.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of www.pdl.com and select “Events & Presentations.”

About PDL BioPharma, Inc.

PDL’s mission is to improve the lives of patients and create value for our shareholders and our people by applying our capital and expertise for the successful development and commercialization of innovative therapeutics by our partner companies. We deliver on our mission by entering into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics with attractive revenue growth potential. For more information please visit www.pdl.com

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein. Noden, Noden Pharma, Tekturna, Tekturna HCT, Rasilez and Rasilez HCT and associated logos are trademarks or registered trademarks of, and are proprietary to, Noden Pharma DAC, which reserves all right therein. LENSAR and associated logos are trademarks or registered trademarks of, and are proprietary to, LENSAR, Inc., which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2019 and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
Product revenue, net	$17,837	$31,761	$44,523	$55,085
Royalty rights - change in fair value	(40,399)	12,842	(28,142)	23,933
Royalties from Queen et al. patents	6	1,218	9	4,001
Interest revenue	—	751	—	1,500
License and other	30	3	(3)	574
Total revenues	(22,526)	46,575	16,387	85,093
Operating Expenses
Cost of product revenue (excluding intangible asset amortization and impairment)	12,348	14,524	25,158	25,090
Amortization of intangible assets	1,598	6,384	3,170	12,677
General and administrative	10,483	14,529	20,945	26,190
Sales and marketing	2,073	5,385	4,803	10,898
Research and development	886	684	1,755	1,477
Impairment of intangible assets	—	152,330	—	152,330
Change in fair value of contingent consideration	—	(22,135)	—	(22,735)
Total operating expenses	27,388	171,701	55,831	205,927
Operating loss	(49,914)	(125,126)	(39,444)	(120,834)

Non-operating income (expense), net
Interest and other income, net	1,650	1,376	3,524	3,290
Interest expense	(2,984)	(2,811)	(5,939)	(6,396)
Equity affiliate - change in fair value	45,487	—	45,487	—
Total non-operating income (expense), net	44,153	(1,435)	43,072	(3,106)
(Loss) income before income taxes	(5,761)	(126,561)	3,628	(123,940)
Income tax (benefit) expense	(1,247)	(14,265)	1,525	(13,246)
Net (loss) income	(4,514)	(112,296)	2,103	(110,694)
Less: Net loss attributable to noncontrolling interests	(95)	—	(158)	—
Net (loss) income attributable to PDL’s shareholders	$(4,419)	$(112,296)	$2,261	$(110,694)

Net (loss) income per share
Basic	$(0.04)	$(0.76)	$0.02	$(0.74)
Diluted	$(0.04)	$(0.76)	$0.02	$(0.74)

Shares used to compute income per basic share	118,285	146,923	123,484	149,186
Shares used to compute income per diluted share	118,285	146,923	124,040	149,186

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2019	2018
Cash and cash equivalents	$284,941	$394,590
Notes receivable	$63,827	$63,813
Royalty rights - at fair value	$315,642	$376,510
Investment in equity affiliate	$88,533	$—
Total assets	$890,461	$963,736
Total convertible notes payable	$128,520	$124,644
Total stockholders’ equity	$665,424	$729,779

TABLE 3
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET (LOSS) INCOME
(Unaudited)
(In thousands)

A reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders as reported	$(4,419)	$(112,296)	$2,261	$(110,694)
Adjustments to Non-GAAP net income (as detailed below)	17,078	127,793	22,253	141,829
Non-GAAP net income attributed to PDL’s stockholders	$12,659	$15,497	$24,514	$31,135

An itemized reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net (loss) income attributed to PDL’s stockholders, as reported	$(4,419)	$(112,296)	$2,261	$(110,694)
Adjustments:
Mark-to-market adjustment to fair value - royalty assets	60,505	6,528	60,868	14,060
Mark-to-market adjustment to equity affiliate - common stock	(37,907)	—	(37,907)	—
Non-cash interest revenues	—	(76)	—	(150)
Non-cash stock-based compensation expense	2,175	1,261	3,344	2,218
Non-cash debt offering costs	1,953	1,779	3,876	3,911
Non-cash depreciation and amortization expense	521	1,024	1,649	2,028
Mark-to-market adjustment on warrants held	(7,610)	(3)	(7,577)	(74)
Impairment of intangible assets	—	152,330	—	152,330
Non-cash amortization of intangible assets	1,598	6,384	3,170	12,677
Mark-to-market adjustment of contingent consideration	—	(22,135)	—	(22,735)
Income tax effect related to above items	(4,157)	(19,299)	(5,170)	(22,436)
Total adjustments	17,078	127,793	22,253	141,829
Non-GAAP net income	$12,659	$15,497	$24,514	$31,135

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing an additional measure which may be considered a “non-GAAP” financial measure under applicable rules of the Securities and Exchange Commission. We believe that the disclosure of this non-GAAP financial measure provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income” is not based on any standardized methodology prescribed by GAAP and represents GAAP net income adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) market-to-mark adjustment to our equity affiliate, (3) non-cash interest revenue from notes receivable (4) non-cash stock-based compensation expense, (5) non-cash interest expense related to PDL debt offering costs, (6) mark-to-market adjustments related to warrants held, (7) non-cash amortization of intangible assets, (8) mark-to-market adjustment related to acquisition-related contingent consideration, (9) non-cash depreciation and amortization expense and (10) the related tax effect of all reconciling items within our reconciliation. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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